Exhibit 99.1

Investor Contact:	Media Contact:
Andrey Galiuk	Adrian Sakowicz
Vice President – Corporate Development	Vice President – Communications
and Investor Relations	(630) 743-5039
(630) 743-5131	asakowicz@dovercorp.com
agaliuk@dovercorp.com

Dover Board Elects Deborah L. DeHaas as New Independent Director

DOWNERS GROVE, Ill., February 11, 2021 - Dover (NYSE: DOV) today announced that its Board of Directors has elected Deborah L. DeHaas as a new independent director effective immediately. Ms. DeHaas’s appointment increases the size of the Board to 10 directors, 9 of whom are independent directors. Ms. DeHaas will serve on the Board’s Audit Committee.

Richard J. Tobin, Dover’s President and Chief Executive Officer said, “I am pleased to welcome Deb to our Board. Her significant leadership, financial and corporate governance expertise, and the wealth of experience she brings will enhance the composition of our Board and enable continued successful oversight of our efforts to drive shareholder value.”

Ms. DeHaas was recently named the Chief Executive Officer of the Corporate Leadership Center. She retired from Deloitte as a Vice Chairman and the Managing Partner of the Center for Board Effectiveness in September 2020. She held numerous leadership roles at Deloitte during her 18 years of service to the firm, including as the firm’s first Chief Inclusion Officer, as the Regional Managing Partner for the Midwest and Central regions of Deloitte, in which role she led the quality, client satisfaction, growth, marketplace and talent initiatives for over 10,000 professionals in fourteen states, as the Chicago Office Managing Partner, and as a member of the Deloitte US board of directors. Before joining Deloitte, Deb was a partner at Arthur Andersen. She currently serves on the Board and Executive Committee of the Sustainability Accounting Standards Board Foundation Board.

About Dover:

Dover is a diversified global manufacturer and solutions provider with annual revenue of approximately $7 billion. We deliver innovative equipment and components, consumable supplies, aftermarket parts, software and digital solutions, and support services through five operating segments: Engineered Products, Fueling Solutions, Imaging & Identification, Pumps & Process Solutions and Refrigeration & Food Equipment. Dover combines global scale, operational agility, world-class engineering capability and customer intimacy to lead the markets we serve. Recognized for our entrepreneurial approach for over 60 years, our team of over 23,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible. Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at www.dovercorporation.com.